Exhibit 5.6

[Letterhead of A & O]

NXP B.V. High Tech Campus 60 5656 AG Eindhoven The Netherlands	Allen & Overy 9th Floor Three Exchange Square Central Hong Kong Tel +852 2974 7000 Fax +852 2974 6999
Our ref BWH/YH/GTN/84278-00001 HK:3595056.3

21 March 2007

Dear Sirs

NXP Semiconductors Hong Kong Limited (formerly known as Philips Semiconductors Hong Kong Limited) (the Company) -

1.                                      Senior Secured Indenture dated as of 12 October 2006 between, among others, NXP B.V., NXP Funding LLC, the Guarantors (as defined therein and include the Company), Deutsche Bank Trust Company Americas as trustee, Morgan Stanley Senior Funding, Inc. as global collateral agent and Mizuho Corporate Bank, Ltd. as Taiwan collateral agent (the Secured Indenture); and

2.                                      Senior Unsecured Indenture dated as of 12 October 2006 between, among others, NXP B.V., NXP Funding LLC, the Guarantors (as defined therein and include the Company) and Deutsche Bank Trust Company Americas as trustee (the Unsecured Indenture), relating to the proposed issuance by NXP B.V. and NXP Funding LLC of €1,000,000,000 principal amount Floating Rate Senior Secured Notes due 2013, $1,535,000,000 principal amount Floating Rate Senior Secured Notes due 2013, $1,026,000,000 principal amount 7 7/8% Senior Secured Notes due 2014, €525,000,000 principal amount 8 5/8% Senior Notes due 2015 and $1,250,000,000 principal amount 9 1/2% Senior Notes due 2015, for any and all outstanding unregistered euro-denominated Floating Rate Senior Secured Notes due 2013, dollar-denominated Floating Rate Senior Secured Notes due 2013, 7 7/8% Senior Secured Notes due 2014, euro-denominated 8 5/8% Senior Notes due 2015 and dollar-denominated 9 1/2% Senior Notes due 2015.

We act for the Company in Hong Kong in connection with the Secured Indenture and the Unsecured Indenture. We have been asked to provide you with our Hong Kong legal opinion in relation to the Secured Indenture and the Unsecured Indenture.

Head of Asian Practice	Mimmie M.L. Chan	Jane M.S. Ng	Registered Foreign Lawyers
Brian W. Harrison(1)	Stanley Chow	Simon Reid-Kay	Paul Cluley(3)
	Catherine Husted	Angus Ross	Andrew Harrow(3)
Partners	Andrew Jeffries	Christopher L. Swift	David Johnson(4)
Simon Berry	David Kidd	Peter Thorp(2)	Thomas A. Jones(4)
Simon Black(2)	Michael S.L. Liu	Joseph L.B. Tse	Walter Son(3,5)
Thomas Brown	Vicki Liu
Kenneth D.C. Chan	William McAuliffe

(1) Registered Foreign Lawyer; admitted to practise in England and Wales

(2) Non-resident in Hong Kong

(3) Admitted to practise in England and Wales

(4) Admitted to practise in New York

(5) Admitted to practise in California

Allen & Overy is affiliated with Allen & Overy LLP, a limited liability partnership registered in England and Wales with registered office at One Bishops Square, London E1 6AO.

Allen & Overy LLP or an affiliated undertaking has an office in each of: Amsterdam, Antwerp, Bangkok, Beijing, Bratislava, Brussels, Budapest, Dubai, Frankfurt, Hamburg, Hong Kong, London, Luxembourg, Madrid, Milan, Moscow, New York, Paris, Prague, Rome, Shanghai, Singapore, Tokyo and Warsaw.

Each of the Secured Indenture and the Unsecured Indenture is called an Indenture.

For the purposes of this opinion we have examined the following documents:

(a)                                  a signed copy of each Indenture;

(b)                                 a certified copy of the certificate of incorporation of the Company, certified to be true, correct and complete as at 12 October 2006;

(c)                                  a certified copy of the memorandum and articles of association of the Company, certified to be true, correct and complete as at 12 October 2006;

(d)                                 a certified copy of the written resolutions signed by all the directors of the Company and dated 29 September 2006 (the Board Approval), certified to be true, correct and complete as at 12 October 2006;

(e)                                  a certified copy of the written resolutions signed by the sole shareholder of the Company and dated 29 September 2006 (the Shareholder Approval), certified to be true, correct and complete as at 12 October 2006; and

(f)                                    a certified copy of the power of attorney dated 29 September 2006 and made by the Company, certified to be true, correct and complete as at 12 October 2006.

We carried out searches of the Company at the Hong Kong Companies Registry on 21 March 2007 and at the Hong Kong Official Receiver’s Office on 21 March 2007.  It is possible that matters which should be revealed by such searches are not yet revealed.  For example, it is possible that a winding up order or appointment of a receiver may have been made, or a winding-up petition may have been issued, without notice thereof having yet been filed.

The above are the only documents or records we have examined and the only searches and enquiries we have carried out for the purpose of this opinion.

We assume that:

(a)                                  no step has been taken to wind up the Company or appoint a receiver in respect of it or any of its assets, although the searches of the Hong Kong Companies Registry and the Hong Kong Official Receiver’s Office referred to above give no indication that a winding-up order or appointment of a receiver has been made or a winding-up petition has been issued;

(b)                                 each of the Notes (as defined in each Indenture) have been duly executed by all parties to it;

(c)                                  each Indenture has been duly executed on behalf of the Company by the person(s) authorised by the Board Approval;

(d)                                 all signatures and documents are genuine;

(e)                                  all documents are up-to-date;

(f)                                    the correct procedure was carried out for the Board Approval and the Shareholder Approval; for example, all relevant interests of directors were declared and the resolutions were duly passed, and that none of the Board Approval and the Shareholder Approval have been revoked, amended or rescinded and that each of the Board Approval and the Shareholder Approval remain in full force and effect;

(g)                                 the Guaranteed Obligations (as defined in each Indenture) will not breach any restriction to which the Company is subject (provided that this assumption does not extend to any restrictions contained in any document that we have examined for the purpose of this opinion or any restrictions under any laws applicable to companies generally); and

(h)                                 the guarantee and other undertakings given by the Company in each Indenture were given for the legitimate purposes of the Company and may reasonably be regarded as having been in the interests of the Company.

Subject to the qualifications set out below and to any matters not disclosed to us, it is our opinion that, so far as the present laws of Hong Kong are concerned:

(1)                                  Status:  The Company is a company incorporated with limited liability under the laws of Hong Kong and is not in liquidation.

(2)                                  Powers and authority:  The Company has the corporate power to enter into and perform each Indenture and has taken all necessary corporate action to authorise the execution, delivery and performance of each Indenture.

(3)                                  Execution and delivery: Each Indenture has been duly executed and, where applicable, delivered by the Company.

Notwithstanding the foregoing this opinion is subject to the following qualifications:

(1)                                  This opinion is subject to all insolvency and other laws affecting the rights of creditors generally.

(2)                                  No opinion is expressed on matters of fact.

(3)                                  We assume that no foreign law affects the conclusions stated above.

This opinion is given for your sole benefit in connection with the Registration Statement on Form F-4 by NXP B.V., NXP Funding LLC and the Guarantors (as defined in each Indenture) and may not be relied upon by or disclosed to any other person.

We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Registration Statement on Form F-4 by NXP B.V., NXP Funding LLC and the Guarantors (as defined in each Indenture).

We are admitted to practice in Hong Kong.

Yours faithfully

Allen & Overy